Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-240022, 333-239191, 333-213119) of our reports dated February 11, 2026, with respect to the consolidated financial statements of DaVita Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington
February 11, 2026